EXHIBIT 99

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2012 FIRST QUARTER RESULTS

NEENAH, WISCONSIN, April 26, 2012 — Bemis Company, Inc. (NYSE:BMS) today reported quarterly diluted earnings of $0.42 per share for the first quarter ended March 31, 2012.  Diluted earnings per share would have been $0.49 for the first quarter of 2012, excluding the effect of facility consolidation and acquisition-related integration charges detailed in the attached schedule, “Reconciliation of Non-GAAP Data.”

Highlights of the first quarter 2012:

•                  Net sales totaled $1.3 billion.

•                  Gross margin as a percentage of net sales increased to 17.7 percent, the highest quarterly rate since 2010.

•                  Adjusted diluted earnings was $0.49 per share, an increase of 4.3 percent from the first quarter of 2011 and at the upper end of management’s guidance of $0.43 to $0.49 per share.

•                  Facility consolidation charges totaled $8.3 million.

•                  Cash flow generated from operating activities totaled $48.8 million compared to a use of cash during the first quarter of 2011.

•                  Bemis’ quarterly dividend increased by 4.2 percent, from $0.24 per share to $0.25 per share.

•                  Management established earnings guidance for the second quarter of 2012 in the range of $0.51 to $0.57 per share, and confirmed total year 2012 earnings guidance in the range of $2.05 to $2.20 per share.

“I am pleased to report that operating performance is improving, cash flow is healthy, and our facility consolidation activities are progressing as planned,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer.  “Unit sales volumes continue to be soft, reflecting weaker consumer demand in light of current economic conditions.  Our full year guidance assumes volume growth during the second half of 2012.”

CONSOLIDATED RESULTS

Total Bemis net sales for the first quarter of 2012 was $1.3 billion, a 1.5 percent decrease from the same period of 2011, reflecting the impact of lower unit volume in the flexible packaging business segment.  Acquisitions completed during the second half of 2011 increased first quarter net sales by an estimated 1.6 percent.  The impact of currency translation reduced net sales by 1.6 percent.

Diluted earnings per share for the first quarter of 2012 was $0.42 compared to $0.47 per share reported in the same quarter of 2011.  Excluding the effect of acquisition-related integration costs and facility consolidation costs, as detailed in the attached schedule, “Reconciliation of Non-GAAP Data,” diluted earnings per share, as adjusted, would have been $0.49 for the first quarter of 2012.

FACILITY CONSOLIDATION

During the fourth quarter of 2011, Bemis initiated a facility consolidation program to improve efficiencies and reduce fixed costs.  As a part of this program, Bemis announced the planned closure of five facilities and the intent to move most of the production from these facilities to other Bemis operations.  These facility consolidation activities are expected to save approximately $40 million in annualized costs beginning in 2013.

Highlights of the facility consolidation program:

•                  Total facility consolidation program cost is expected to be $83 million

•                  $38.4 million expensed in 2011 ($26.3 million of employee costs; $12.1 million of fixed asset-related expenses)

•                  $8.3 million expensed in the first quarter of 2012 ($1.2 million of employee costs; $7.1 million of fixed asset-related expenses)

•                  Most of the remaining charges are expected to occur during 2012

•                  Total cash paid for the program is expected to be approximately $52 million

•                  $3.3 million paid in the fourth quarter of 2011

•                  $8.0 million paid in the first quarter of 2012

•                  $24 million expected to be paid during the remainder of 2012

•                  Remaining cash expenditures are expected to be paid in 2013

FLEXIBLE PACKAGING BUSINESS SEGMENT

Net sales for Bemis’ flexible packaging business segment decreased 1.7 percent to $1.2 billion compared to the first quarter of 2011.  The impact of currency translation reduced net sales by 1.5 percent compared to the previous year.  Bemis estimates that acquisitions completed during the second half of 2011 increased net sales by 1.8 percent.  The remaining reduction in sales principally represents the negative impact of lower unit sales volumes.  Segment operating profit for the first quarter of 2012 was $107.9 million, or 9.3 percent of net sales, compared to $116.3 million, or 9.9 percent of net sales, for the same period of 2011.  During the first quarter of 2012, acquisition-related integration costs and facility consolidation costs negatively impacted results.  Segment operating profit, as adjusted, for the first quarter of 2012 would have been $117.9 million, or 10.2 percent of net sales.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)  The effect of currency translation decreased operating profit in the first quarter of 2012 by $1.3 million compared to the same quarter of 2011.  Performance for the quarter reflects the benefits of cost reductions partially offset by the negative impact of lower unit sales volumes.

Commenting on the flexible packaging segment results, Theisen said, “Performance in this segment reflects the positive impact of a manageable raw material cost environment and diligent cost management during the first quarter.  While we benefit from our exposure to a diverse range of packaging applications, some of which continue to demonstrate volume growth, overall unit sales volume has declined.  These volume levels are consistent with the experience of our customers and reflect the negative impact of weak economic conditions and inflation on consumer demand.  Raw material costs increased during the first quarter, which will put some pressure on second quarter results. We have been modifying customer pricing agreement terms to accelerate our ability to adjust selling prices on a more timely basis in 2012 and reduce the impact of raw material cost changes.  We expect volume to continue to be weak through the first half of this year and to strengthen during the second half of 2012.”

PRESSURE SENSITIVE MATERIALS BUSINESS SEGMENT

Pressure sensitive materials net sales for the first quarter of 2012 were $145.3 million compared to $145.0 million in the first quarter of 2011.  The increase in net sales reflects the impact of increased sales of higher value products, partially offset by a negative impact from currency translation of 2.1 percent.  For the first quarter of 2012, operating profit was $9.7 million, or 6.7 percent of net sales, compared to operating profit for the first quarter of 2011 of $9.9 million, or 6.8 percent of net sales.  The impact of currency translation was insignificant to quarterly operating profit.

OTHER OPERATING (INCOME) EXPENSE, NET

For the first quarter of 2012, other operating income and expense included $5.2 million of fiscal incentive income, compared to $5.5 million for the first quarter of 2011.  Fiscal incentives are associated with net sales and manufacturing activities in certain South American operations and are included in flexible packaging segment operating profit.

CAPITAL STRUCTURE AND CASH FLOW

Net debt (defined as total debt less cash) to adjusted EBITDA (defined as, for the last twelve month period, adjusted operating income plus depreciation and amortization) was 2.3 times at March 31, 2012 and December 31, 2011.  Cash flow from operations for the first quarter of 2012 of $48.8 million supported capital expenditures of $23.7 million and common stock dividends of $26.1 million.  Management intends to direct excess cash flow toward debt reduction in 2012 in order to reduce the ratio of net debt to adjusted EBITDA toward a target of approximately 2.0 times.

2012 EARNINGS OUTLOOK

Commenting on the outlook for the rest of the year, Theisen said, “This year, we are focused on initiatives that we expect to improve our operating performance and returns on invested capital. While we generally experience seasonally stronger volumes during the second quarter of the year, we expect unit sales volumes during the first half of 2012 to continue to be sluggish compared to 2011.  Our full year guidance anticipates improved volumes during the second half of the year as our customers’ initiatives gain momentum.”

Management expects adjusted diluted earnings per share for the second quarter of 2012 to be in the range of $0.51 to $0.57.  Management expects adjusted diluted earnings per share for the full year 2012 to be in the range of $2.05 to $2.20 per share.  Capital expenditures are expected to be approximately $175 million for the full year 2012.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to facility consolidation activities including employee-related costs, lease termination payments, accelerated depreciation, and the write-down of equipment.  These measures also exclude acquisition-related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, changes in fair value of deferred acquisition payments, and goodwill and intangible asset impairment charges.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America

(GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s on-going business operations.

FORWARD LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, unexpected costs associated with plant closures, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2011.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its first quarter 2012 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.”  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2011 net sales of $5.3 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs approximately 20,000 individuals worldwide.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2012	2011

Net sales	$1,304,822	$1,324,428
Cost of products sold	1,073,847	1,094,575

Gross Profit	230,975	229,853

Operating expenses:
Selling, general, and administrative expenses	129,246	126,175
Research and development	10,903	7,587
Facility consolidation and other costs	8,348	—
Other operating (income) expense, net	(6,035)	(7,061)

Operating Income	88,513	103,152

Interest expense	20,456	18,336
Other non-operating (income) expense, net	187	1,720

Income before income taxes	67,870	83,096

Provision for income taxes	23,900	30,300

Net income	43,970	52,796

Less: Net income attributable to noncontrolling interests	—	1,586

Net income attributable to Bemis Company, Inc.	$43,970	$51,210

Basic earnings per share	$0.42	$0.47

Diluted earnings per share	$0.42	$0.47

Cash dividends paid per share	$0.25	$0.24

Weighted average shares outstanding (includes participating securities):
Basic	104,352	108,753
Diluted	104,982	109,106

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	March 31,	December 31,
	2012	2011
ASSETS

Cash and cash equivalents	$112,985	$109,796
Accounts receivable, net	702,107	665,402
Inventories	681,271	646,058
Prepaid expenses and other current assets	134,722	127,755
Total current assets	1,631,085	1,549,011

Property and equipment, net	1,422,673	1,440,889

Goodwill	1,055,641	1,048,469
Other intangible assets, net	219,373	222,475
Deferred charges and other assets	62,345	59,600
Total other long-term assets	1,337,359	1,330,544

TOTAL ASSETS	$4,391,117	$4,320,444

LIABILITIES

Current portion of long-term debt	$13,052	$13,411
Short-term borrowings	2,733	1,740
Accounts payable	429,134	415,786
Accrued salaries and wages	98,124	95,774
Accrued income and other taxes	26,629	23,854
Other current liabilities	118,483	131,400
Total current liabilities	688,155	681,965

Long-term debt, less current portion	1,552,168	1,554,750
Deferred taxes	181,790	175,585
Other liabilities and deferred credits	324,058	326,041

TOTAL LIABILITIES	2,746,171	2,738,341

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (127,045,576 and 126,937,817 shares)	12,705	12,694
Capital in excess of par value	535,496	532,441
Retained earnings	1,850,371	1,832,893
Accumulated other comprehensive income	(48,445)	(90,744)
Common stock held in treasury, 23,953,971 shares at cost	(705,181)	(705,181)
TOTAL EQUITY	1,644,946	1,582,103

TOTAL LIABILITIES AND EQUITY	$4,391,117	$4,320,444

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities
Net income	$43,970	$52,796
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	54,978	55,593
Excess tax (benefit) expense from share-based payment arrangements	203	(431)
Share-based compensation	4,885	4,680
Deferred income taxes	2,371	6,416
Income of unconsolidated affiliated company	(644)	(823)
Loss (gain) on sale of property and equipment	(333)	780
Net facility consolidation and other activities	350	—
Changes in working capital, excluding effect of acquisitions	(62,414)	(132,516)
Net change in deferred charges and credits	5,454	4,232

Net cash provided by (used in) operating activities	48,820	(9,273)

Cash flows from investing activities
Additions to property and equipment	(23,677)	(26,956)
Business acquisitions and adjustments, net of cash acquired	—	(15,826)
Proceeds from sale of property and equipment	1,298	658

Net cash used in investing activities	(22,379)	(42,124)

Cash flows from financing activities
Repayment of long-term debt	(1,124)	(91)
Net borrowing (repayment) of commercial paper	4,500	133,300
Net borrowing (repayment) of short-term debt	993	89
Cash dividends paid to shareholders	(26,086)	(26,104)
Common stock purchased for the treasury	—	(54,345)
Purchase of subsidiary shares of noncontrolling interests	—	(380)
Excess tax benefit (expense) from share-based payment arrangements	(203)	431
Stock incentive programs and related withholdings	(1,616)	(3,457)

Net cash (used in) provided by financing activities	(23,536)	49,443

Effect of exchange rates on cash and cash equivalents	284	(2,385)

Net increase (decrease) in cash and cash equivalents	3,189	(4,339)

Cash and cash equivalents balance at beginning of year	109,796	60,404

Cash and cash equivalents balance at end of period	$112,985	$56,065

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended
	March 31,
	2012	2011

Flexible Packaging operating profit	$116.2	$116.3
Flexible Packaging facility consolidation and other costs	(8.3)	—
Net Flexible Packaging operating profit	107.9	116.3

Pressure Sensitive Materials operating profit	9.7	9.9

Segment operating profit	117.6	126.2

General corporate expenses	(29.1)	(23.0)

Operating income	88.5	103.2

Interest expense	20.5	18.3

Other non-operating (income) expense, net	0.1	1.8

Income before income taxes	$67.9	$83.1

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2012	2011
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$1,159.5	$1,179.4

Operating Profit as reported	107.9	116.3

Non-GAAP adjustments:
Acquisition related integration costs (1)	1.7	—
Facility consolidation and other costs (2)	8.3	—

Operating Profit as adjusted	$117.9	$116.3

Operating Profit as a percentage of Net Sales
As Reported	9.3%	9.9%
As Adjusted	10.2%	9.9%

Pressure Sensitive Materials
Net Sales	$145.3	$145.0

Operating Profit as reported	$9.7	$9.9

Operating Profit as a percentage of Net Sales as reported	6.7%	6.8%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share, as reported	$0.42	$0.47

Non-GAAP adjustments per share, net of taxes:
Acquisition related integration costs (1)	0.02	—
Facility consolidation and other costs (2)	0.05	—

Diluted earnings per share, as adjusted	$0.49	$0.47

(1)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.
(2)	Facility consolidation and other costs includes employee related costs, accelerated depreciation, and write down of equipment related to the company’s facility consolidation program.